Exhibit (a)(5)(xiii)

St. Jude Medical One Lillehei Plaza St. Paul, Minnesota 55117 (651) 483.2000 www.sjm.com
Contacts	Laura Merriam Investor Relations (651) 766-3029	Angela Craig Media Relations (651) 481-7789

St. Jude Medical Obtains Foreign Antitrust Clearance to Acquire
Advanced Neuromodulation Systems

ST. PAUL, MN, November 11, 2005—St. Jude Medical, Inc. (NYSE:STJ) announced today that the German Federal Cartel Office confirmed that the acquisition of Advanced Neuromodulation Systems, Inc. (NASDAQ:ANSI) by St. Jude Medical may be completed. This approval, together with the previously announced expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, satisfies the antitrust approval condition set forth in the parties' merger agreement. No other regulatory approvals are required for the merger.

As previously reported, on October 18, 2005, St. Jude Medical commenced an all-cash tender offer for all of the outstanding shares of ANS common stock, at a price of $61.25 per share. The tender offer is being made pursuant to the definitive merger agreement unanimously approved by the Boards of Directors of both companies and announced on October 16, 2005. The ANS Board of Directors has unanimously recommended that ANS shareholders tender their shares into the offer.

The tender offer will expire at 12:00 midnight Eastern Time, on Tuesday, November 15, 2005, unless extended. Following successful completion of the tender offer, holders of any remaining outstanding shares of ANS will be entitled to receive cash of $61.25 per share of ANS common stock upon closing of the acquisition.

The transaction is subject to customary closing conditions, as well as the valid tender of a majority of the outstanding shares of ANS common stock, on a fully-diluted basis. St. Jude Medical expects the transaction to close by the end of the year.

The complete terms and conditions of the tender offer are set forth in the Offer to Purchase and certain additional information is set forth in the Solicitation/Recommendation Statement of ANS, copies of which are available by contacting MacKenzie Partners, Inc. (800) 322-2885-toll free or (212) 929-5500-collect, the Information Agent for the tender offer. The Dealer Manager for the tender offer is Banc of America Securities LLC.

About St. Jude Medical
St. Jude Medical, Inc. (www.sjm.com) is dedicated to the design, manufacture and distribution of innovative medical devices of the highest quality, offering physicians, patients and payers outstanding clinical performance and demonstrated economic value.

About ANS
ANS (www.ANS-medical.com) designs, develops, manufacturers and markets implantable systems used to manage chronic intractable pain and other disorders of the central nervous system.

Forward-Looking Statements
Any statements made regarding the proposed transaction between St. Jude Medical, Inc. and Advanced Neuromodulation Systems, Inc., the expected timetable for completing the transaction, successful integration of the business, benefits of the transaction, potential clinical success, regulatory approvals, anticipated future product launches, revenues, earnings, expected repayment of debt, market shares, market growth, market segment growth, new indications, and any other statements regarding St. Jude Medical's or ANS's future expectations, beliefs, goals or prospects are forward-looking statements which are subject to risks and uncertainties, such as those described under or incorporated by reference in the Cautionary Statements section in Item 2 of St. Jude Medical's Quarterly Report on Form 10-Q filed on November 8, 2005 (see page 35), and in Item 8.01 of ANS's Current Report on Form 8-K filed on October 17, 2005, and in the Outlook and Uncertainties section in ANS's Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 (see page 26), and ANS's Annual Report on Form 10-K for the year ended December 31, 2004 (see page 26). Actual results may differ materially from anticipated results.

Additional Information
This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of ANS. St. Jude Medical has filed a tender offer statement with the Securities and Exchange Commission (SEC) and ANS has filed a solicitation/recommendation statement with respect to the offer. ANS shareholders are advised to read the tender offer statement regarding the acquisition of ANS referenced in this news release, and the related solicitation/recommendation statement. The tender offer statement and the solicitation/recommendation statement contain important information that should be read carefully before any decision is made with respect the offer. These documents are available at no charge on the SEC's web site at www.sec.gov. Shareholders may also obtain copies of these documents without charge by requesting them from MacKenzie Partners, Inc., (800) 322-2885 -toll free or (212) 929-5500- collect, the Information Agent for the tender offer.